Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL ANNOUNCES MANAGEMENT CHANGES IN CAMPBELL FRESH DIVISION AND INTEGRATED GLOBAL SERVICES

Ed Carolan Appointed President of C-Fresh, Succeeding Jeff Dunn Who Departs to Become CEO of Juicero
Bethmara Kessler Appointed Senior Vice President of IGS

CAMDEN, N.J., Oct. 17, 2016 - Campbell Soup Company (NYSE:CPB) today announced the appointment of Ed Carolan as President - Campbell Fresh (C-Fresh). Carolan, 47, will lead the division that includes Bolthouse Farms beverages, salad dressings and carrots, Garden Fresh Gourmet salsa, hummus and dips, and fresh soup, which combined account for approximately $1 billion in net sales.

Carolan will succeed Jeff Dunn, who is leaving Campbell to become Chief Executive Officer of Juicero, Inc., the San Francisco-based startup that recently launched the first professional-quality, connected countertop cold-press juicer. Campbell has invested $13.5 million in Juicero, which is focused on inventing products, services and experiences that help people consume more fresh fruits and vegetables.

Dunn also will remain involved in Acre Venture Partners, the independent venture capital operation to which Campbell committed $125 million in 2016, as a venture partner. Additionally, Campbell will retain its seat on Acre’s investment committee, as well as its board observer seat at Juicero. Both positions will be held by Adam Ciongoli, Campbell’s General Counsel.

Commenting on Dunn’s departure, Campbell’s President and Chief Executive Officer Denise Morrison said, “Jeff has made important contributions to Campbell during his time with the company. We wish him well as he embarks on a new and exciting chapter of his career, and I look forward to continuing to collaborate with him through Acre Venture Partners and in his new role at Juicero.”

Carolan and Dunn will work together to manage the transition over the next several weeks.

Commenting on Carolan’s appointment, Morrison said, “Ed is an excellent leader who has played a critical role as we pursue Campbell’s strategic imperatives and transform the way we work. He brings both strategic insights and deep experience as a hands-on operator with a long track record of delivering outstanding business results. In his new role, he will be supported by a strong and seasoned leadership team at C-Fresh. I am confident that Ed and the team will continue to expand our presence in the faster-growing packaged fresh category.”

Carolan joined Campbell in 2001 and has successfully led several significant businesses and functions. Most recently, he served as President of Integrated Global Services (IGS). Formed in January 2015, IGS is Campbell’s global shared services organization focused on building enterprise capabilities while lowering costs. In that role, Carolan created and implemented a business model designed to unlock value for the company, build new capabilities and deliver faster and more efficient services. Under Carolan’s leadership, IGS drove cost savings that contributed to the company’s gross margin expansion and record cash flow from operations in fiscal 2016.

Earlier in his career, as President, U.S. Retail, Carolan was responsible for Campbell’s $3.6 billion U.S. Soup, Sauces and Beverages business. He also led the U.S. Soup and Simple Meals business for Campbell, where he drove five consecutive quarters of growth in U.S. soup, including 5 percent growth in fiscal 2013. Previously, he served as General Manager - Pepperidge Farm Snacks Division, leading the crackers and cookies business, where he accelerated growth behind Goldfish crackers. From 2006 to 2009, he was General Manager of Campbell’s StockPot® fresh soup and North America Foodservice businesses.

Before joining Campbell, Carolan spent five years in brand management at Procter & Gamble. He earned a Bachelor of Science degree in electrical engineering from the Georgia Institute of Technology and a Master of Business Administration from Harvard Business School.

Kessler To Lead IGS
Bethmara Kessler, previously Vice President, Corporate Audit, was named Senior Vice President of IGS, succeeding Carolan. Kessler will join Campbell’s Leadership Team and will become a corporate officer.

Kessler joined Campbell as Vice President, Corporate Audit in 2014 from Warner Music Group, where she had served as Senior Vice President, Internal Audit, and Co-Chief Compliance Officer. Before that, she co-founded and worked for the Fraud and Risk Advisory Group, a consulting firm. Earlier in her career, she served on the executive leadership team at Limited Brands. She also played a key role in helping implement the company's shared services processes and capabilities.

Kessler earned a Bachelor of Business Administration degree in accounting from Baruch College of the City University of New York. She is a certified fraud examiner and a certified information systems auditor. She is a member of the Association of Fraud Examiners, Institute of Internal Auditors and Information Systems Audit & Control Association.

Morrison said, “IGS is a critical part of our efforts to build capabilities and reduce costs to unlock the growth potential of our business. Bethmara is a strong leader with experience in running a shared services organization and implementing enterprise processes that deliver results. Her wealth of experience in strengthening capabilities, fostering talent and leading teams will be an asset to Campbell as she leads IGS to help accelerate our performance.”

The positions are effective Nov.1, 2016.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.